AMENDMENT NO. 14
to the
COMBINED INVESTMENT ADVISORY AGREEMENT

This Amendment is made as of June 1, 2011 to the Combined Investment Advisory Agreement among Munder Series Trust (“MST”), on behalf of each of its series, Munder Series Trust II (“MST II”) and Munder Capital Management (“Advisor”), a Delaware general partnership.

WHEREAS, the Munder Tax-Free Short & Intermediate Bond Fund was liquidated on May 25, 2011; and

WHEREAS, MST, MST II and MCM desire to amend the Schedules to the Agreement to reflect this change.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST and MST II agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby replaced with the attached Schedule B effective as of June 1, 2011.

2.	Schedule B of the Agreement is hereby replaced with the attached Schedule B effective as of June 1, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST
MUNDER SERIES TRUST II

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

SCHEDULE A
As of June 1, 2011

Munder Series Trust
Munder Asset Allocation Fund-Balanced
Munder Bond Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder International Equity Fund
Munder Integrity Mid-Cap Value Fund
Munder Integrity Small/Mid-Cap Value Fund
Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Large-Cap Growth Fund
Munder Large-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Veracity Small-Cap Value Fund

A-1

SCHEDULE B
As of June 1, 2011

Annual Fees (as a Percentage of Daily Net Assets)
Munder Asset Allocation Fund-Balanced	0.65%
Munder Bond Fund	0.40%
Munder Growth Opportunities Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion
Munder Index 500 Fund	0.20% of the first $250 million of average daily net assets; 0.12% of the next $250 million; and 0.07% of average daily net assets in excess of $500 million
Munder International Equity Fund	0.75%
Munder Integrity Mid-Cap Value Fund	0.75% of the first $500 million of average daily net assets; and 0.70% of average daily net assets in excess of $500 million
Munder Integrity Small/Mid-Cap Value Fund	0.90% of the first $300 million of average daily net assets; and 0.85% of average daily net assets in excess of $300 million
Munder International Fund-Core Equity	0.80% on the first $1 billion of average daily net assets; and 0.75% of the average daily net assets in excess of $1 billion
Munder International Small-Cap Fund	0.95% on the first $1 billion of average daily net assets; and 0.90% of the average daily net assets in excess of $1 billion
Munder Large-Cap Growth Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion
Munder Large-Cap Value Fund	0.75% of the first $100 million of average daily net assets; and 0.70% of average daily net assets in excess of $100 million
Munder Micro-Cap Equity Fund	1.00%

Munder Mid-Cap Core Growth Fund	0.75% on the first $6 billion of average daily net assets, 0.70% on the next $2 billion, and 0.65% on average daily net assets exceeding $8 billion
Munder Veracity Small-Cap Value Fund	0.90% of the first $300 million of average daily net assets; and 0.85% of average daily net assets in excess of $300 million

B-2